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                                                                     Exhibit 5.1


                               PALMER & DODGE LLP
                                One Beacon Street
                           Boston, Massachusetts 02018

Telephone:  (617) 573-0100                            Facsimile:  (617) 227-4420


                                          August 12, 1996


Genzyme Corporation
One Kendall Square
Cambridge, Massachusetts  02139


     We are rendering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Genzyme Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on or about the date hereof. The Registration Statement relates to 4,602,000 shares of the Company's General Division Common Stock, $0.01 par value and 1,300,000 shares of the Company's Tissue Repair Division Common Stock (collectively, the "Shares") offered pursuant to the provisions of the Company's 1990 Equity Incentive Plan (the "Plan").

     We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with authorization, issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

     Based upon the foregoing, we are of the opinion that when issued in accordance with the terms of the Plan and the options or other rights granted thereunder, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference to our firm under Item 5 thereof.


                                             Very truly yours,


                                             /s/ Palmer & Dodge LLP



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